Exhibit 10.24

Summary of Loan Agreement

Loan from Shuangyang Rural Credit

On May 12, 2007, Taihong entered into a loan agreement with Shuangyang Rural Credit. Pursuant to the loan agreement, Shuangyang Rural Credit loaned Taihong, $888,694, at an interest rate of 9.33% per annum on all outstanding principal. Taihong is obligated under the loan agreement to pay interest monthly and repay the loan on the maturity date, October 12, 2008. The Company plans to use the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of Taihong with a net book of $1,223,611 at December 31, 2007 and $1,214,733 as of March 31, 2008.